EXHIBIT 99

                          OTC Pink Sheets SYMBOL: LASEQ


                        LASERSIGHT ANNOUNCES STOCK SPLIT


Winter Park, FL (June 29, 2004) - LaserSight Incorporated (Pink Sheets: LASEQ) announced that on the effective date of June 30, 2004, the current holders of common stock will receive one share in the re-organized company for every 51.828 shares held. The corporate re-organization plan was approved by the creditors and shareholders of the Company and confirmed by the U.S. Bankruptcy Court, Middle District of Florida, Orlando Division, on May 4, 2004.
Under the re-organization plan, all common stock, preferred stock, stock options and warrants are cancelled. New common stock was authorized for ten million shares. The new common shares will be issued as follows: 1,116,000 new shares issued to creditors of LaserSight Incorporated, 1,134,000 new shares issued to the creditors of LaserSight Technologies, a wholly owned subsidiary of the Company, 360,000 new shares issued to the former preferred shareholders, 6,850,000 new shares issued to New Industries Investment, upon conversion of $1,000,000 of debtor in possession financing, and 540,000 new shares issued to former common stockholders of the Company. Previously there were 27,987,141 common shares issued.
The Company will not issue fractional shares of new common stock upon conversion of the old common shares as of the effective date of the stock split. Instead, the Company will round up to the next whole number or round down to the lower whole number with respect to such fractional interest as follows. Any partial interest that is less than 0.5 shares will be rounded down and any partial interest that is greater than or equal to 0.5 shares will be rounded up to the next whole share. However, any shareholders' resulting balance less than .5 will be rounded up to one share. For example:

                  Calculated Shares         Issued Shares After Rounding

                           500.49                    500
                           276.568                   277
                             0.48                      1
LaserSight(R) is a leading supplier of quality technology solutions for laser vision correction and has pioneered its patented precision microspot scanning technology since it was introduced in 1992. Its products include the LaserScan LSX(R) and the International AstraScan(R) precision microspot scanning systems, its international research and development activities related to the Astra family of products used to perform custom ablation procedures known as CustomEyes. The Astra family of products includes the AstraMax(R) diagnostic workstation designed to provide precise diagnostic measurements of the eye and CustomEyes AstraPro(R) software, a surgical planning tool that utilizes advanced levels of diagnostic measurements for the planning of custom ablation treatments. In the United States, the Company's LaserScan LSX excimer laser system operating at 300 Hz is approved for the LASIK treatment of myopia and myopic astigmatism.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS REGARDING FUTURE EVENTS AND FUTURE PERFORMANCE OF THE COMPANY, INCLUDING STATEMENTS WITH RESPECT TO REGULATORY APPROVALS AND COMMERCIALIZATION OF PRODUCTS, ALL OF WHICH INVOLVE RISKS AND UNCERTAINTIES THAT COULD MATERIALLY AFFECT ACTUAL RESULTS. SUCH STATEMENTS ARE BASED ON MANAGEMENT'S CURRENT EXPECTATIONS, AND ACTUAL RESULTS COULD DIFFER MATERIALLY. INVESTORS SHOULD REFER TO DOCUMENTS THAT THE COMPANY FILES FROM TIME TO TIME WITH THE SECURITIES AND EXCHANGE COMMISSION FOR A DESCRIPTION OF CERTAIN FACTORS THAT COULD CAUSE THE ACTUAL RESULTS TO VARY FROM CURRENT EXPECTATIONS AND THE FORWARD-LOOKING STATEMENTS CONTAINED IN THIS PRESS RELEASE. SUCH FILINGS INCLUDE, WITHOUT LIMITATION, THE COMPANY'S FORM 10-K, FORM 10-Q AND FORM 8-K REPORTS.